Exhibit 2.3
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares, the American Depositary Shares and the articles of association, or bylaws, of Valneva SE (“Valneva,” the “Company,” “us” or “we”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s bylaws, which are incorporated by reference as Exhibit 3.1 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit. The Company encourages you to read the Company’s bylaws carefully.

As of December 31, 2025, Valneva had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, nominal value €0.15 per share*	*	The Nasdaq Global Select Market*
American Depositary Shares, each representing two ordinary shares, nominal value €0.15 per share	VALN	The Nasdaq Global Select Market
* Not for trading, but only in connection with the registration of the American Depositary Shares.
Reconciliation of the Ordinary Shares Outstanding
The following table shows the reconciliation of the number of ordinary shares issued and outstanding as of December 31, 2024 and 2025:

Ordinary Shares
Ordinary Shares issued at December 31, 2024	162,521,524
Number of ordinary shares issued in connection with the definitive acquisition of free shares or the exercise of stock options	1,684,889
Number of ordinary shares issued in connection with sales of ADSs pursuant to our at-the-market financing program with Jefferies LLC as sales agent ("ATM Program")	9,333,332
Ordinary Shares issued at December 31, 2025	173,539,745

History of Securities Issuances

From January 1, 2023 through December 31, 2025, the following events have changed the number of our issued and outstanding ordinary shares:

•On January 4, 2023, we cancelled 20,514 preferred shares convertible into ordinary shares, carried out by a total reduction of €3,077.10 as nominal value.

•On May 10, 2023, we issued 549,632 ordinary shares, in connection with the end of the vesting period of free Ordinary Shares, carried out through incorporation of an issue premium of €82,444.80.

•On August 7, 2023, we issued 15,542 ordinary shares, in connection with the exercise of stock-options between July 24 & 28, 2023, to employees or corporate officers, carried out by a total contribution of €45,367.10 (including €2,331.30 as nominal value).

•On March 18, 2024, we issued 364,759 ordinary shares, in connection with the end of the vesting period of free Ordinary Shares, carried out through incorporation of an issue premium of €54,713.85.

•On September 17, 2024, we issued 23,000,000 ordinary shares, in connection with a private placement whose total cash contributions amounted to €61,180,000 (including €3,450,000 as nominal value).

•On October 10, 2024, we issued 217,102 ordinary shares, in connection with the end of the vesting period of free Ordinary Shares, carried out through incorporation of an issue premium of €32,565.30.

•On December 6, 2024, we issued 27,521 ordinary shares, in connection with the end of the vesting period of free Ordinary Shares, carried out through incorporation of an issue premium of €4,128.15.

•On April 11, 2025, we issued 4,750,000 ordinary shares in connection with ATM Program sales whose total cash contribution amounted to €13,013,698.60 (including €712,500 as nominal value).

•On May 27, 2025, we issued 2,916,666 ordinary shares in connection with ATM Program sales whose total cash contribution amounted to €7,986,630.69 (including €437,499.90 as nominal value).

•On August 26, 2025, we issued 1,666,666 ordinary shares in connection with ATM Program sales whose total cash contribution amounted to €6,434,452 (including €249,999.90 as nominal value).

•On October 10, 2025, we issued 103,419 ordinary shares, in connection with the end of the vesting period of free Ordinary Shares, carried out through incorporation of an issue premium of €15,512.85.

•On December 15, 2025, we issued 255,218 ordinary shares, in connection with the end of the vesting period of free Ordinary Shares, carried out through incorporation of an issue premium of €38,282.70.

•On December 19, 2025, we increased our share capital through the issuance of 1,326,252 ordinary shares, in connection with the exercise of stock options, representing a total cash contribution of €3,795,869.50.

Shareholder Authorizations Regarding Share Capital

The following list shows the current authorizations granted at our shareholders’ meeting held on June 25, 2025 to the Board of Directors of the Company in respect of capital increases:

•authorization and powers to be given to the Board of Directors for the purpose of allowing the company to make transactions on its own shares;

•authorization granted to the Board of Directors to cancel treasury shares;

•delegation of authority to the Board of Directors to increase the share capital by issuing ordinary shares or any securities giving access to the capital, while maintaining the preferential subscription right of the shareholders;

•delegation of authority to the Board of Directors to increase the capital by issuing ordinary shares or any securities giving access to the capital through a public offering (other than those referred to in Article L. 411-2, 1° of the French Monetary and Financial Code), canceling preferential subscription rights of the shareholders though including an option for a priority period;

•delegation of authority to the Board of Directors to increase the share capital by issuing shares and/or securities giving immediate and/or future access to the Company's share capital, with cancellation of preferential subscription rights of the shareholders, through a public offering referred to in Article L. 411-2, 1° of the French Monetary and Financial Code;

•delegation of authority to the Board of Directors to increase the share capital by issuing shares and/or securities giving immediate and/or future access to the Company’s share capital, with cancellation of preferential subscription rights of the shareholders for the benefit of certain categories of persons meeting specified characteristics;

•delegation of authority to the Board of Directors to increase the share capital by issuing ordinary shares and/or any securities giving access, immediately or in the future, to the Company’s share capital, with cancellation of preferential subscription rights of the shareholders for the benefit of one or several persons specifically designated by the Board of Directors; delegation of authority to the Board to designate such persons;

•delegation of authority to the Board of Directors to increase the number of shares to be issued in the case of a capital increase, with or without preferential subscription rights for existing shareholders, within the limit of 15% of the initial issue amount;

•delegation of authority to the Board of Directors in order to increase the share capital through the capitalization of reserves, earnings or premium;

•delegation of authority to the Board of Directors to increase the share capital by issuing shares and/or securities giving immediate and/or future access to the Company’s share capital, with cancellation of preferential subscription rights of the shareholders, in consideration for contributions in kind for equity securities or other securities giving access to the capital;

•delegation of authority to the Board of Directors to increase the share capital by issuing shares and/or securities giving immediate and/or future access to the Company’s share capital, in a public offering involving an exchange component initiated by the Company

•delegation of authority to the Board of Directors for the purpose of granting stock options, through one or more issues, for the benefit of employees and/or corporate officers of the company and its affiliates, entailing waiver by shareholders of their preferential subscription right;

•delegation granted to the Board of Directors for the purpose of issuing free shares.

ORDINARY SHARES

As of December 31, 2025, our issued share capital consisted of a total of 173,539,745 ordinary shares with a nominal value of €0.15 per share. Of these 173,539,745 issued ordinary shares, 124,322 are treasury shares.

The description below reflects the terms of our bylaws and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full text of our bylaws, which are incorporated by reference as Exhibit 3.1 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit.

Business Purpose

Our business purpose, within France and in every country is the following:

•research and development within the field of biomedicine and pharmacy;

•commercial exploitation of patents and know-how;

•trading in products of all kinds, and the provision of services in the field of data processing and information technology;

•production, monitoring and marketing of all products, services and research programs with applications to human and animal health, using the technologies of molecular and cellular biology and all of the associated techniques;

•participation of the Company by all means, direct or indirect, in all operations which may be associated with its company object, though the creation of new companies, contributions, subscription or purchase of securities or company rights, mergers or otherwise, the creation, acquisition, leasing, lease management of all operating assets or facilities;

•the acquisition, exploitation or sale of all procedures and patents regarding these activities, within France and abroad;

•and more generally, all industrial, commercial or financial, securities or property operations, which may be directly or indirectly associated with its business object or likely to favor its exploitation, realization or development.

Governance Structure

Board of Directors

Members

The Board is made up of a minimum of three members and a maximum of eighteen. The members of the Board are appointed for a renewable term of three years at the General Meeting of shareholders, which may revoke their appointments at any time. The directors may be individuals or companies.

The maximum age for membership on the Board is 80 years old, and no more than 20% of the members of the Board of Directors may be over 75 years old.

Chair of the Board

The Board appoints a Chair from its members who are individuals and may appoint a Vice Chair. The Chair, or in his or her absence the Vice Chair, is in charge of convening the Board and directing its discussions.

In a report to the General Meeting of shareholders attached to the Management Report, the Chair of the Board reports on the conditions for preparing and organizing the work of the Board as well as the internal control procedures set up by us.

Meetings and Powers of the Board

The Board meets as often as is in our interests but least once per quarter. Meetings are called under the circumstances and according to the conditions set forth in the bylaws, by the Chair or, if any, the Vice Chair or Lead Independent Director.

Board meetings may also be held (i) by videoconference or any other electronic means of telecommunication or remote transmission, or (ii) by written decision on the conditions and within the limits provided for by law.

At least half of the members of the Board must be present to constitute a quorum and decisions are made by a majority of the members of the Board present or represented. In the case of a tie vote, the Chair of the session shall have the deciding vote.

Executive Officers are required to obtain the Board’s approval prior to the conclusion of certain agreements or transactions.

Under French law, any agreement entered into, directly or through an intermediary, between us and one of the members of the Board of Directors, our Chief Executive Officer, any Associate Managing Officers, or a shareholder that holds over 10% of the voting rights, or, if such shareholder is a company, the controlling company thereof, must be subject to prior authorization from the Board of Directors. The interested member cannot vote on such decision. The same applies to agreements in which a person referred to above has an indirect interest. Such prior authorization also applies to agreements between us and another company if one of our Executive Officers or Board members is the owner, a partner with unlimited liability, manager, director, managing director, member of the supervisory board or of the board of directors, or, in a general manner is in a position of responsibility within the other company. These provisions are not applicable to agreements concerning ordinary operations entered into under normal conditions.

Compensation of the Board

The General Meeting of shareholders may allocate an annual fixed sum and our Board allocates this sum among its members as it sees fit. In addition, the Board may allocate exceptional compensation (rémunération exceptionnelle) for missions or mandates entrusted to its members; in this case, this remuneration is subject to the provisions regarding related-parties agreements.

Committees

The Board may decide to establish committees responsible for reviewing matters which the Board or its Chair wish to submit to them for examination and advice.

Observers

The Board may appoint one or more observers. The observer or observers are called to attend the meetings of the Board of Directors in their observational capacity, without voting rights. They hold the same information and communication rights as the Board’s members and they are bound to the same confidentiality obligations.

Rights and Obligations Attached to Ordinary Shares

Each of our ordinary shares gives the right to a share of the profits and assets in proportion to the amount of capital it represents. It also gives the right to vote and be represented in the General Meeting of shareholders under the conditions set forth by French law and the bylaws.

If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our ordinary shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of ordinary shares respectively held by them, taking into account, where applicable, of the rights attached to ordinary shares of different classes.

Shareholders are liable for corporate liabilities only up to the par value of the ordinary shares they hold; they are not liable to further capital calls.

We have not issued any ordinary shares giving holders privileged rights compared to those attached to other ordinary shares.

Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Voting Rights

The voting rights attached to the ordinary shares are in proportion to the amount of capital they represent and each share gives the right to one vote. However, ordinary shares fully paid up and evidenced as having been held in registered form in the name of the same shareholder for at least two years, carry a double voting right in respect to that granted to other ordinary shares, according to the portion of share capital they represent. The ownership of a share implies, ipso facto, the acceptance of our bylaws and any decision of our shareholders. However, ADSs are not eligible for double voting rights.

Under French law, treasury shares or ordinary shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

There is no limitation on voting rights in our bylaws nor limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities.

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders’ warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Dividends

We may only distribute dividends out of our distributable profits, plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting.

“Distributable profits” consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts. Pursuant to French law, we must allocate at least 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in the legal reserve is equal to 10% of the aggregate par value of our issued and outstanding share capital.

Dividends are distributed to shareholders pro rata according to their respective holdings of ordinary shares. In the case of interim dividends, distributions are made to shareholders on the date set by our Board during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our Board in the absence of such a decision by the shareholders. Shareholders that own ordinary shares on the actual payment date are entitled to the dividend.

Pursuant to French law, dividends distributed out of our distributable profits must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Shareholders may be granted an option to receive dividends or interim dividends in cash or in ordinary shares, in accordance with legal conditions.

Change in Share Capital

Any change to the capital or the rights attached to the ordinary shares is subject to legal provisions, as our bylaws do not set forth any particular requirements.

Increase in Share Capital
Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our Board of Directors. The shareholders may delegate to our Board either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

Increases in our share capital may be effected by:

•issuing additional shares;

•increasing the nominal value of existing shares;

•creating a new class of equity securities (preference shares); and

•exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following issuances:

•in consideration for cash;

•in consideration for assets contributed in kind;

•through an exchange offer or merger;

•by conversion of previously issued debt instruments;

•by exercise of the rights attached to securities giving access to the share capital;

•by capitalization of profits, reserves or share premium; and

•subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the nominal value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital

Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting. The shareholders may delegate to our Board the power (délégation de pouvoir) to carry out the share capital reduction. The share capital may be reduced either by decreasing the nominal value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise, depending on the contemplated operations.

Preferential Subscription Rights

According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. Pursuant to French law, the preferential subscription rights are transferable during a period equivalent to the subscription period relating to a particular offering but starting two days prior to the opening of the subscription period and ending two days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder.

Our Board of Directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

Form, Holding and Transfer of Shares

Form of Shares

The ordinary shares are held under registered or bearer form, if the legislation so permits, according to the shareholder’s choice.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at the Company’s shareholders meeting and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

Holding of Shares

In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Ownership of ADSs by Non-French Residents

Neither the French Commercial Code nor our bylaws currently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine of up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Certain foreign investments in French companies are subject to prior authorization from the Minister of the Economy when all or a portion of the target’s business activity is related to a strategic sector, such as energy, transport, public health, telecommunications, etc. We operates certain activities covered by the regulation on foreign investments in France, particularly for public health. Due to the operation of activities, we fall within the scope of the laws and regulations governing foreign investments in France set forth by Articles L. 151-3 and R. 151-2 et. seq. of the French Monetary and Financial Code.

Under these provisions, the acquisition by a non-French citizen, a French citizen who does not reside in France, a non-French entity or a French entity controlled by such persons or entities, of control, within the meaning of Article L. 233-3 of the French Commercial Code, or of all or a portion of a branch of activity of the Company or one of its French subsidiaries conducted activities enumerated by the aforementioned provisions, is subject to the prior authorization of the French Minister of the Economy. Moreover, the acquisition by an investor that is not a citizen of a member State of the European Union, or of a State that is a party to the agreement on the European Economic Area (EEA), that results, directly or indirectly, in exceeding, alone or in concert, the threshold of 10% of the voting rights of the Company or of one of its French subsidiaries conducting these activities, is subject to this same procedure.

In the context of the prior authorization procedure, the Minister of the Economy is charged with verifying that the conditions of the planned transaction preserves the national interests; in this respect the Minister may attach one or more conditions to the authorization of such a transaction in order to ensure the continuity of the concerned activities, industrial capacities, research and development capacities or related expertise, or even, on the basis of a motivated decision, refuse such an authorization, particularly if national interests cannot be protected.

If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to nonetheless (i) submit a request for authorization, (ii) have the previous situation restored at its own expense or (iii) amend the investment. The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) €5 million (for an entity) or €1 million (for an individual). Criminal sanctions may also be imposed upon complaint by the French Minister of Economy in accordance with the French Customs Code.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

Under French law, shareholders have preferential rights to subscribe for cash issues of new ordinary shares or other securities giving rights to acquire additional ordinary shares on a pro rata basis. Holders of our securities in the United States (which may be in the form of ordinary shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new ordinary shares or other securities giving rights to acquire additional ordinary shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new ordinary shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of ADSs in the United States of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section herein titled “American Depositary Shares-Dividends and Other Distributions” explains in detail the depositary’s responsibility in connection with a rights offering. See also “Risk Factors-Your right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to your holdings” in the Company’s Annual Report on Form 20-F to which this description is filed as an exhibit.

Assignment and Transfer of Shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions. Market Abuse Regulation 596/2014 of April 16, 2014, as amended, and French law notably provide for standstill obligations and prohibition of insider trading.

Repurchase and Redemption of Ordinary Shares

Under French law, we may acquire our own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Market Abuse Regulation 596/2014 of April 16, 2014, as amended, and its delegated regulations, or MAR, provides for safe harbor exemptions when the acquisition is made (i) under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and with the General Regulations of the French Financial Markets Authority, or AMF and (ii) for the following purposes:

•to decrease our share capital, with the approval of the shareholders at an extraordinary general meeting; in this case, the ordinary shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•to meet obligations arising from debt securities that are exchangeable into equity instruments;

•to provide ordinary shares for distribution to employees or managers under a profit-sharing, free ordinary share or share option plan; or

•we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the General Regulations of, and market practices accepted by, the AMF.

All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance with market manipulation and insider dealing rules.

Under MAR and in accordance with the General Regulations of the AMF, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of ordinary shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital (5% in case of repurchase of shares to be used in payment or in exchange in the context of a merger, division or transfer of assets). Ordinary shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preferential subscription rights attached to them.

Sinking Fund Provisions

Our bylaws do not provide for any sinking fund provisions.

General Meeting of Shareholders

General Meetings of shareholders are called by the Board. They can also be called by the auditor(s) or an officer appointed by a court upon request, by any interested party or by the Works Council in an emergency, by one or more shareholders holding at least five percent of the ordinary shares or by an association of our shareholders. Meetings are held at our registered offices or at any other location indicated in the convening notice.

The meeting announcement is published in the French Bulletin of Mandatory Legal Notices (Bulletin des Annonces Légales Obligatoires or BALO) at least 35 days prior to the date of a General Meeting of shareholders. In addition to the information concerning us, the notice indicates in particular the agenda of the General Meeting of shareholders and the draft resolutions that will be presented.

In the 21 days preceding the meeting, we will publish the information and documents relating to the meeting on our web site.

The General Meeting of shareholders must be announced at least 15 days beforehand, by a notice placed in a journal that publishes legal announcements in the department where the headquarters are located, and in the BALO. Holders of registered ordinary shares who have owned them for at least one month as of the date on which the latest notice is published receive individual notices. When a General Meeting of shareholders is unable to take action because the requisite quorum is not present, a second meeting is called at least ten days in advance using the same procedure as the first one.

The General Meeting of shareholders may only take action related to items on the agenda. However, it may dismiss and replace one or more members of the Board any time. One or more shareholders representing at least the percentage of share capital fixed by law, and acting according to the legally required conditions and deadlines, are allowed to request that items and/or draft resolutions be added to the agenda of the General Meeting of shareholders. The work council may also request the entering of draft resolutions on the agenda of a General Meeting.

Each shareholder has the right to attend the meetings and take part in deliberation (i) personally; (ii) by granting proxy to another shareholder, his or her spouse or partner in a civil union or any other natural or legal person of his or her choice; (iii) by sending a proxy to the company without indication of the beneficiary; (iv) by voting by correspondence; or (v) by videoconference or another means of telecommunication, including internet, in accordance with applicable laws and regulations that allow identification; by presenting proof of identity and ownership of ordinary shares, subject to:

•for holders of registered ordinary shares, an entry in the shareholder registry at least five business days before the General Meeting of shareholders (since February 16, 2026, the record date has been extended from two business days to five business days before the date of the General Meeting) ; and

•for holders of bearer ordinary shares, filing, under the conditions provided by law, of a certificate of participation issued by an authorized intermediary five business days before the date of the General Meeting of shareholders (since February 16, 2026, the record date has been extended from two business days to five business days before the date of the General Meeting).

The final date for returning voting ballots by correspondence is set by the Board and disclosed in the notice of meeting published in the BALO. This date cannot be earlier than three days prior to the meeting as provided in the bylaws. However, electronic voting forms may be received by the company until the day before the general meeting, at the latest at 3 p.m., Paris time.

A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

A shareholder may be represented at meetings by any individual or legal entity by means of a proxy form which we send to such shareholder either at the shareholder’s request or at our initiative. From the date of the convening notice until the fifth day before the meeting (inclusive), any shareholder holding registered shares may request the company to send a proxy form to the address indicated. The company must send such proxy form before the meeting and at its own expense, unless it is published on its website. The proxy is only valid for a single meeting, for two meetings (an ordinary and an extraordinary meeting convened for the same day or within 15 days) or for successive meetings convened with the same agenda.

A shareholder may vote by correspondence by means of a voting form, which we send to such shareholder either at the shareholder’s request or at our initiative, or which we include in an appendix to a proxy voting form under the conditions provided for by current laws and requirements. A shareholder’s request for a voting form must be received at the registered office at least six days before the date of the meeting. The voting form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

The voting form and the proxy form are also available on our website at least 21 days before the date of the meeting.

The above legislation provides that shareholders (and all the persons who may attend the general meeting of shareholders) may participate in the meeting by means of a teleconference or audio-visual conference call if this conference allows for the identification of the participants, transmits at least the voice of the participants and allows the continuous and simultaneous retransmission of the debates.

Our Bylaws and French Corporate Law Contain Provisions that May Delay or Discourage a Takeover Attempt

Provisions contained in our bylaws and French corporate law could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•under French law, the owner of 90% of the share capital and voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the European Economic Area, or EEA, Agreement, including from the main French stock exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;

•under French law, a non-resident of France as well as any French entity controlled by non-residents of France may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding

€15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. See “Ownership of ADSs by Non-French Residents” herein;

•under French law, certain investments in a French company relating to certain strategic industries (such as research and development in biotechnologies and activities relating to public health) and activities by individuals or entities not French, not resident in France of controlled by entities not French or not resident in France are subject to prior authorization of the Ministry of Economy. See “Ownership of ADSs by Non-French Residents” herein;

•a merger (i.e., in a French law context, a share for share exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our Board as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;

•under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•our shareholders may grant in the future our Board broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants) to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our ordinary shares;

•our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

•our Board has the right to appoint members of the Board to fill a vacancy created by the resignation or death of a member of the Board for the remaining duration of such member’s term of office, and subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our Board;

•our Board can be convened by the Chair, the Vice Chair, or the Lead Independent Member of the Board or by our Chief Executive Officer. One-third of the members of the Board may send a written request to the Chair to convene the Board if there has not been a meeting for more than two months;

•our Board meetings can only be regularly held if at least half of its members attend either physically or by way of videoconference or teleconference enabling the members’ identification and ensuring their effective participation in the Board’s decisions;

•approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by correspondence at the relevant ordinary shareholders’ general meeting is required to remove members of the Board with or without cause;

•the crossing of certain ownership thresholds has to be disclosed and can impose certain obligations; see “Key Provisions of Our Bylaws and French Law Affecting Our Ordinary Shares” herein;

•specific items are required in the shareholders' meeting agenda for nominations to the Board or for proposing matters to be acted upon at said shareholders’ meeting, except that a vote to remove and replace a member of the Board can be proposed at any shareholders’ meeting without notice;

•transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with the Market Abuse Regulation 596/2014 of April 16, 2014, as amended; and

•pursuant to French law, our bylaws, including the sections relating to the number of members of the Board, and election and removal of members of the Board from office may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Shareholder Identification

Ordinary shares may be registered or bearer ordinary shares, at the option of the shareholder, subject to the applicable legal requirements.

To identify the holders of bearer ordinary shares, we are authorized to ask in accordance with current legal and regulatory requirements, the central depositary that maintains the records of the issue of these ordinary shares, in exchange for a fee, for the holders’ name or business name, year of birth or year of incorporation, address and nationality, e-mail address, number of securities held giving immediate or future access to the capital and any restrictions to which the securities are subject.

Modification of the Bylaws

Our bylaws may only be amended by approval at an extraordinary shareholders’ meeting. Our bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by mail.

Crossing the Threshold Set in the Bylaws

Without prejudice to the legal or regulatory stipulations, any natural person or legal entity who goes above or below, directly or indirectly, acting alone or in concert (de concert), a percentage of the share capital or voting rights equal to or higher than 2% or a multiple of this percentage, must inform us of the total number of ordinary shares, voting rights and securities giving access to capital or voting rights that it, he or she owns immediately or eventually, within four trading days of the date on which such ownership threshold is crossed.

If shareholders fail to comply with these obligations, shares or voting rights exceeding the fraction that should have been declared are deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the Commercial Code, if the failure to declare has been determined and one or several shareholders holding at least 2% of the capital make a request thereof, as recorded in the minutes of the General Meeting.

These requirements are without prejudice to the threshold crossing declarations provided for under French law in Articles L. 233-7, L. 233-9 and L. 233-10 of the French Commercial Code, which impose a declaration to us and to the French Financial Markets Authority (AMF) upon crossing, either upward or downward, of the following thresholds in share capital or voting rights no later than the fourth trading day following the crossing: 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95%.

Furthermore, any shareholder crossing upward, alone or acting in concert, these 10%, 15%, 20% or 25% thresholds shall file a declaration pursuant to which it shall set out its intention for the following 6 months, including notably whether it intends to continue acquiring shares of the company or to acquire control over the company and its intended strategy for the company.

In addition, and subject to certain exemptions, any shareholder crossing upward, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases their holding of capital or voting rights by at least 1% of the company’s capital or voting rights, shall file a mandatory public tender offer.

Differences in Corporate Law

We are a société européenne à conseil d'administration, or S.E., incorporated under the laws of France. The laws applicable to French S.E. differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law, the law under which many public companies in the United States are incorporated. This summary is not intended to be a complete discussion of the respective rights.

	France	Delaware
Number of directors
Under French law, a société européenne à conseil d’administration must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the bylaws. In addition, the composition of the board of directors endeavors to seek a balanced representation of women and men. Since January 1, 2017, the number of directors of each gender may not be less than 40% when the company is listed on a regulated market or when the company meets certain criteria of turnover and number of employees, if not listed on a regulated market. Any appointment made in violation of this limit that is not remedied as well as the deliberations taken by the director irregularly appointed will be null and void. The directors are appointed by the shareholders’ general meetings.
Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors.
Director qualifications	Under French law, a corporation may prescribe qualifications for directors under its bylaws. In addition, under French law, directors of a corporation may be legal entities (with the exception of the chair of the board of directors), and such legal entities must designate an individual to represent them and to act on their behalf at meetings of the board of directors.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.

France	Delaware

Removal of directors	Under French law, directors may be removed from office, with or without cause, by the shareholders at any shareholders’ general meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification at the next shareholders’ general meeting.	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by newly created directorships, may be filled by a majority of the remaining directors (even though less than a quorum).

Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months following the end of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be provided by the certificate of incorporation or by the bylaws, or by the board of directors if neither the certificate of incorporation or the bylaws so provide.

France	Delaware

General Meeting
Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Notice of General Meetings
A meeting announcement is published in the French Bulletin of Mandatory Legal Notices (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the shareholders’ general meeting. Subject to special legal provisions, a meeting notice is sent out at least 15 days prior to the date of the shareholders’ general meeting, by means of a notice inserted both in a newspaper for legal notices (journal d’annonces légales) of the registered office department and, if relevant, in the BALO. Further, shareholders holding registered shares for at least a month at the time of the latest insertion of the notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to shareholders holding registered shares may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying their e-mail address. As from July 1, 2026, holders of registered shares may be convened electronically without their prior consent. However, during a period of two years from February 16, 2026, any shareholder already registered in the registered share account at that date may request, by registered mail with acknowledgement of receipt addressed to the Company at least 90 days before the date of publication of the notice of meeting, that communications prior to the meeting be made by post; this request is valid for all subsequent meetings. When the shareholders’ general meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice. The convening notice shall specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Trade and Companies (Registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.
Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, the record date for voting if it is different from the record date determining notice and, in the case of a special meeting, purpose or purposes for which the meeting is called.

France	Delaware

Proxy	Each shareholder has the right to attend the shareholders’ general meetings and participate in the discussions (i) personally, or (ii) by granting proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any individual or legal entity of his choice; or (iii) by sending a proxy to the company without indication of the beneficiary (in which case, such proxy shall be cast in favor of the resolutions supported by the board of directors and against all other resolutions), or (iv) by voting by correspondence, or (v) by videoconference or another means of telecommunication in accordance with applicable French laws that allow identification. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two shareholders’ general meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

France	Delaware

Shareholder action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société européenne.	Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights
Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights (droits préférentiels de souscription) to these securities on a pro rata basis of his/her share ownership unless such rights are waived by a two-thirds majority of the votes held by the shareholders present or represented at the extraordinary general meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by correspondence. In case such preferential subscription rights have not been waived by the shareholders' extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights. Further, preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period cannot be less than five trading days in duration. Preferential subscription rights are transferable during the subscription period, but starting two business days prior to the start of the subscription period and ending two business days prior to its closing.
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock or to any security convertible into such stock.

France	Delaware

Sources of Dividends
Under French law, dividends may only be paid by a French société européenne out of distributable profits (bénéfices distribuables) plus any distributable reserves and/or “distributable premium” that the shareholders decide to make available for distribution, other than those which cannot be distributed in accordance with the law or the Company’s bylaws. “Distributable profits” (bénéfices distribuables) consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.
“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their ordinary shares for their subscription that the shareholders decide to make available for distribution.
Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the Company's bylaws.
Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus as defined in and computed in accordance with Delaware law or (2) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

France	Delaware

Repurchase of Ordinary Shares
Under French law, a corporation may acquire its own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR), as amended, provides for safe harbor exemptions when the acquisition is made for the following purposes:
•to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction, in which case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;
•with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; not to exceed 10% of the share capital, in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or
•to meet obligations arising from debt securities, that are exchangeable into equity instruments.
A simple exemption is provided when the acquisition is made under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the General Regulation of the Financial Markets Authority (Règlement Général de l’AMF).
All other purposes, and especially share buy-backs for external growth operations pursuant to Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules. Under the MAR and in accordance with the General Regulation of the AMF, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.
By exception, a company shall provide to the AMF, on a monthly basis, and to the public on a biannual basis, a summary report of the transactions made under a liquidity contract.
No such repurchase of ordinary shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital (5% in case of repurchase of shares to be used in payment or in exchange in the context of a merger, division or transfer of assets).
Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

France	Delaware

Liability of directors and officers	Under French law, a company's bylaws may not include any provisions limiting the liability of directors. Civil liabilities of the directors may be sought for (1) an infringement of laws and regulations applicable to a company, (2) breach of the bylaws and (3) management failure.
Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
• any breach of the director’s duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit.

Voting Rights
French law provides that, unless otherwise provided in the bylaws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. Double voting rights are automatically granted to the shares held in registered form (au nominatif) for more than two years, unless provided otherwise in the bylaws.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

France	Delaware

Shareholder Vote on Certain Transactions
Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:
•the approval of the board of directors; and
•approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant shareholders’ meeting or, in the case of a merger that will result in an increase of the shareholders’ commitments or with a non-EU company, approval of all shareholders of the corporation (by exception, the extraordinary general meeting of the acquiring company may delegate to the board of directors authority to decide a merger-absorption or to determine the terms and conditions of the merger plan).

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
• the approval of the board of directors; and
• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject, depending on the circumstances of the merger, to shareholders’ approval by a two-thirds majority vote, or unanimous decisions of the shareholders, as stated above.	Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock.

France	Delaware

Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of a merger or consolidation requires the holders to accept for their shares anything other than:
• shares of stock of the surviving corporation;
• shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
• cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
• any combination of the above.
• In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for directors	French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty of loyalty, a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social) taking into consideration the social and environmental aspects of their activity, where applicable.	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

France	Delaware

Shareholder Suits
French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s corporate interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.
The plaintiff must remain a shareholder through the duration of the legal action.
There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.
A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
• state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation	Under French law, corporations are not required to file a certificate of incorporation with the French Registry of Trade and Companies (registre du commerce et des sociétés) and only have bylaws (statuts) as organizational documents. As indicated in the paragraph below, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws.
Under Delaware law, generally a corporation may amend its certificate of incorporation if:
• its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and
• the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

France	Delaware

Amendment of Bylaws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws. The extraordinary shareholders’ meeting may authorize the board of directors to amend the bylaws to comply with legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting. The board of directors is authorized to amend the bylaws as a result of a decision to relocate the company’s registered office in France, subject to ratification by the next ordinary shareholders’ meeting.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

AMERICAN DEPOSITARY SHARES

Citibank is the depositary for the ADSs representing our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, Dublin 1 Ireland.

We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-255301 when retrieving such copy. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, two ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of France, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.

As an owner of ADSs, you are not considered as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of France.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•We fail to deliver satisfactory documents to the depositary; or

•It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•We do not deliver satisfactory documents to the depositary; or

•The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•You are duly authorized to deposit the ordinary shares.

•The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•provide any transfer stamps required by the State of New York or the United States; and

•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and French legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•Obligations to pay fees, taxes and similar charges.

•Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.
Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares	Up to U.S. 5¢ per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to ordinary share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).
Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•taxes (including applicable interest and penalties) and other governmental charges;

•the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•certain cable, telex and facsimile transmission and delivery expenses;

•the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders of ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation including regulations of any stock exchange, or by reason of present or future provision of any provision of our Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation or in any provisions of or governing the securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder or beneficial holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of France.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.